UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Collabrium Japan Acquisition Corp.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

G2266G128

(CUSIP Number)

October 19, 2012

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[   ] Rule 13d-1(d)

* THIS AMENDMENT IS BEING FILED AS A CORRECTION TO A SCHEDULE 13G SUBMITTED ON October 29, 2012. THE AMENDMENT HAS BEEN PROPERLY FILED UNDER CIK # 0001342024.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see Instructions).

CUSIP No.: G2266G128

1	NAME OF REPORTING PERSON Hawkeye Capital Master I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 98-0466159
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12	TYPE OF REPORTING PERSON OO

CUSIP No.: G2266G128

1	NAME OF REPORTING PERSON Richard A. Rubin I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12	TYPE OF REPORTING PERSON IN

CUSIP No.: G2266G128

1	NAME OF REPORTING PERSON Hawkeye Capital Management, LLC I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 13-4092634
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) [X] (b) [ ]
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES []
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
12	TYPE OF REPORTING PERSON IA

CUSIP No.: G2266G128

ITEM 1(a).	NAME OF ISSUER:
Collabrium Japan Acquisition Corp.
ITEM 1(b).	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
c/o Collabrium Advisors LLP 16 Bond Street London W1S4PS
ITEM 2(a).	NAME OF PERSON FILING:
Hawkeye Capital Master Richard A. Rubin Hawkeye Capital Management, LLC
ITEM 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
The principal business address for Richard A. Rubin and Hawkeye Capital Management, LLC is 800 Third Avenue, 9th Floor, New York, NY 10022.

The principal business address for Hawkeye Capital Master is P.O. Box 897GT, Windward 1 Regatta Office Park, West Bay Road, Georgetown, Grand Cayman, Cayman Islands.
ITEM 2(c).	CITIZENSHIP:
Hawkeye Capital Master - Cayman Islands Richard A. Rubin - United States Hawkeye Capital Management, LLC - United States
ITEM 2(d).	TITLE OF CLASS OF SECURITIES:
Common Stock
ITEM 2(e).	CUSIP NUMBER:
G2266G128
ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS A:
	(a)	[ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78c);
	(b)	[ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	[ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	[ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);
	(e)	[ ] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);
	(f)	[ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);
	(g)	[ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);
	(h)	[ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	[ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);
	(k)	[ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with 240.13d1(b)(1)(ii)(J), please specify the type of institution:

ITEM 4.	OWNERSHIP:
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
	(a)	Amount beneficially owned:

	(b)	Percent of class:

	(c)	Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote:
Hawkeye Capital Master - 0 Richard A. Rubin - Hawkeye Capital Management, LLC - 0
(ii) Shared power to vote or to direct the vote:
Hawkeye Capital Master - 0 Richard A. Rubin - 0 Hawkeye Capital Management, LLC - 0
(iii) Sole power to dispose or to direct the disposition of:
Hawkeye Capital Master - 0 Richard A. Rubin - Hawkeye Capital Management, LLC - 0
(iv) Shared power to dispose or to direct the disposition of:
Hawkeye Capital Master - 0 Richard A. Rubin - 0 Hawkeye Capital Management, LLC - 0
ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP:

ITEM 10.	CERTIFICATION:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
October 30, 2012

Date
Hawkeye Capital Master
/s/

Signature
Richard A. Rubin, Managing Member of Hawkeye Capital Management, LLC, Manager of Hawkeye Capital Master

Name/Title

October 30, 2012

Date
Richard A. Rubin
/s/

Signature
Richard A. Rubin,

Name/Title

October 30, 2012

Date
Hawkeye Capital Management, LLC
/s/

Signature
Richard A. Rubin, Managing Member of Hawkeye Capital Management, LLC, Manager of Hawkeye Capital Master

Name/Title

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).